EXHIBIT 8.1

                                 August 27, 1998




Atel Capital Equipment Fund VIII, LLC
235 Pine Street, 6th Floor
San Francisco, CA 94104

         Re:      Tax and ERISA Consequences

Ladies and Gentlemen:

         You have requested our opinions as to certain federal income tax and ERISA aspects of Atel Capital Equipment Fund VIII, LLC (the "Fund"), a limited liability company formed under the California Beverly-Killea Limited Liability Act. In rendering our opinions, we have reviewed and relied upon (a) information and representations that the Manager of the Fund has furnished to us; (b) the Registration Statement; and (c) the Operating Agreement. Capitalized terms not defined herein have the meanings set forth in the Prospectus which is a part of the Registration Statement.

         We hereby confirm to you that those portions of the Prospectus entitled "Risk Factors - Partnership Status," "Risk Factors - Certain Other Income Tax Considerations," "Risk Factors - Tax Opinion," "Risk Factors - ERISA Considerations," "Federal Income Tax Consequences," and "ERISA Considerations" accurately describe our opinions, subject to the assumptions, representations, qualifications and uncertainties discussed therein.

         We consent to the use of this opinion letter as an Exhibit to the Registration Statement and to the use of our name under the headings "Federal Income Tax Consequences" and "Risk Factors - Tax Opinion," and "Legal Opinions" in the Prospectus which is part of the Registration Statement.

                                        Very truly yours,

                                        JACKSON TUFTS COLE & BLACK, LLP